EXHIBIT 99.1


                                  Friedman's
                          The Value Leader Since 1920


                 171 Crossroads Parkway, Savannah, Georgia 31422
                       PO Box 8025, Savannah, Georgia 31412
                         (912) 233-9333 (800) 545-9033

                                               Contact:    Sitrick And Company
                                                           Brenda Adrian
                                                           Maya Pogoda
                                                           212-573-6100
                                                           or
For Immediate Release                                      310-788-2850
---------------------

        FRIEDMAN'S OBTAINS AGREEMENT TO AMEND AND RESTATE EXISTING $125
                 MILLION DIP FACILITY FROM CITICORP USA, INC.

  HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD. TO INVEST IN A $25.5 MILLION
     TERM LOAN UNDER COMPANY'S DIP FACILITY TO SUPPORT 2005 HOLIDAY VENDOR
                                  COMMITMENTS

    COMPANY FILES MOTION FOR AUTHORITY TO CONSENT TO THE HARBERT DISTRESSED
        FUND'S SECURED VENDOR SUPPORT PROGRAM PARTICIPATION AGREEMENTS

 FRIEDMAN'S AND THE HARBERT DISTRESSED FUND ENTER INTO EXCLUSIVITY AGREEMENT TO
                       NEGOTIATE PLAN OF REORGANIZATION


         Savannah, GA - May 11, 2005 - Friedman's Inc. (OTC: FRDMQ.PK), the Value Leader in fine jewelry retailing, today announced several agreements with Harbert Distressed Investment Master Fund, Ltd., which the Company believes should facilitate its emergence from chapter 11 reorganization later this year. The Company said that it filed motions earlier today with the Bankruptcy Court to amend and restate its existing $125 million debtor-in-possession (DIP) facility with Citicorp USA, Inc. to enhance the borrowing capacity under the facility through a $25.5 million secured subordinated term loan and for authority to consent to participation agreements between the Harbert Distressed Fund and certain of the program vendors in the Company's prepetition secured trade vendor support program. The Company also said that it had entered into an agreement with the Harbert Distressed Fund to exclusively negotiate with the Harbert Distressed Fund through June 10, 2005 on the terms and conditions pursuant to which the Harbert Distressed Fund would become a plan investor in the Company's plan of reorganization.

          "We are pleased that the Harbert Distressed Fund has agreed to support the Company's reorganization strategy and efforts through providing the Company with additional excess liquidity to support our 2005 holiday merchandising program and to enter into exclusive negotiations with the Company on terms and conditions where the Harbert Distressed Fund would become a plan investor in the Company's plan of reorganization and emergence from chapter 11 reorganization later this year," said Sam Cusano, Chief Executive Officer.

         Under the terms of the amended and restated DIP facility, the Harbert Distressed Fund will become the lender in respect of a secured subordinated term loan for $25.5 million, following the assignment of such term loan to the Harbert Distressed Fund, on the same terms, and as part of, the Company's existing DIP facility, to be funded at closing. Upon the closing of the term loan, the revolver loan commitments under the DIP facility will be reduced to $99.5 million, so that the total notional amount of the DIP will continue to be $125 million. Upon closing of the term loan, the Company will have $12.5 million of additional availability under its revolving facility, and an additional $12.5 million of revolver availability will become available upon the Company's receipt of commitments from vendors sufficient to satisfy the Company's merchandise requirements through the 2005 holiday sales season.

         The term loan may be repaid or converted into new common equity of the Company upon the consummation of a plan of reorganization and the prior repayment of all outstanding revolving loans under the DIP facility. If the Harbert Distressed Fund is the plan investor in the Company's plan of reorganization, the term loan will be converted into new common equity of the Company following its emergence from chapter 11 at a conversion price which is equivalent to a 10% discount to the equity value of the Company upon emergence. If the Harbert Distressed Fund is not the plan investor, at its election either the term loan and a related termination fee may be repaid in cash, or the term loan may be converted at a conversion price which is the lesser of the equivalent of a 20% discount to the equity value of the Company upon emergence from chapter 11, or the price which is sufficient to convert the term loan into 25% of the new common equity upon emergence from chapter 11.

         The term loan remains subject to the satisfactory completion of due diligence by the Harbert Distressed Fund, the negotiation and execution of definitive documentation for the amendment and restatement of the DIP facility, the approval of the Bankruptcy Court, and certain other conditions. Under the terms of the commitment letter, Harbert Distressed Fund will have no liability to any party if the term loan does not close except as otherwise expressly provided in the definitive documentation for the amendment and restatement of the DIP facility to be negotiated. The Company expects that the amended and restated DIP facility should ensure sufficient liquidity through the Company's 2005 holiday inventory build-up period.

         "The Harbert Distressed Fund has invested in Friedman's capital structure in recent months and has entered into today's agreements because of our confidence in Friedman's management team and their reorganization strategy and expedited timetable for emergence from chapter 11 reorganization," said Howard Kagan, Vice President and Director of Investments for the Harbert Distressed Fund.

         Friedman's is also seeking Bankruptcy Court approval in connection with its granting of consents to the transactions contemplated by participation agreements entered into between the Harbert Distressed Fund and certain of the Company vendors in connection with such vendors' claims under the Company's pre-petition trade vendor program. The Company's consent to the Harbert Distressed Fund's participation in any particular vendor claim will be conditioned upon, and final only upon, satisfaction of, the occurrence of an effective date of a plan of reorganization and such vendors' compliance with certain trade terms, including obligations to fulfill 2005 holiday orders. The Company believes that its conditional consent in connection with the vendor trade claims will enhance the prospect of timely delivery of merchandise by affected vendors through its 2005 holiday inventory build-up period.

         The Company filed voluntary chapter 11 petitions on behalf of the Company and seven of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of Georgia, in Savannah on January 14, 2005. The cases were filed to alleviate short-term liquidity issues which followed unanticipated limitations by the Company's prepetition lenders, continue Friedman's ongoing restructuring initiatives, and facilitate the Company's turnaround.

         The Company said that the Bankruptcy Court has scheduled hearings on the DIP financing and vendor consent motions for Thursday, May 26, 2005 in Savannah. Additional details regarding the terms of the Company's proposed Amended and Restated DIP Facility will be included in a Current Report on Form 8-K to be filed with the SEC.

About Friedman's
----------------

         Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com.

About the Harbert Distressed Fund
---------------------------------

         Harbert Distressed Investment Master Fund, Ltd. manages approximately $3 billion in debt and equity investments in turnarounds, restructurings and event driven situations.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements and the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including, but not limited to, the following: the ability of the Company to operate as a going concern; the ability of the Company to continue to obtain use of cash collateral and/or debtor-in-possession (DIP) financing pursuant to the terms of such agreements; reaching a definitive agreement with Harbert Distressed Investment Master Fund, Ltd. regarding its secured subordinated term loan, the ability of the Company to comply with the terms and conditions of its DIP financing, including its secured subordinated term loan with Harbert Distressed Investment Master Fund, Ltd.; court approval of the motions prosecuted by the Company from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and United States Attorney's Office for the Eastern District of New York investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risks factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

         Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of our various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of the Company's common stock receiving no distribution on account of their interest and cancellation of their interests. As described in the Company's public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of the Company's common stock (both Series A and Series B common stock) and other equity interests (such as options and warrants) should assume that they could receive little or no value as part of a plan of reorganization. In addition, under certain conditions specified under the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in the Company's common stock or any claims relating to pre-petition liabilities and/or other interests in the Company such as warrants convertible into equity interests.

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